CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this Agreement") is made as of the 23rd day of November, 2007 by and between Mega Media Group, Inc., ("the Company"), a Nevada corporation and Ronn Torossian (the "Consultant").

1.  The Company is a publicly-traded company whose shares are quoted on the OTC Bulletin Board under the symbol "MMDA". The Consultant will provide certain marketing and branding consultation services (the "Consulting Services") to the Company for a period of two (2) years (the "Term") following the date of this Agreement. Such Consulting Services will be provided to Company on a non-exclusive, but priority, basis. The Consultant shall use the Consultant's best efforts to assist the Company by providing the Consulting Services.

2.  In exchange for providing the Consulting Services to Company, the Consultant shall receive three million (3,000,000) restricted shares of Company's common stock, par value $.001 (the "Shares") and shall hold the title of Executive Marketing Director for Company, or such other comparable title asmutually agreed upon by the parties. The Shares will be issued to Consultant within seven (7) business days following the execution of this Agreement and registration of the shares will occur assoon as practicable in Company's discretion. After the earlier of (i) the date upon which the Shares become eligible for trading as a result of effectiveness of a registration statement, or (ii) expiration of any applicable holding period imposed by the SEC or other regulatory restriction period relating to the Shares (the earliest of each such date is sometimes referred to herein as a "Trading Date"), up to twenty five percent (25%) of the aggregate free-trading Shares may be sold by Consultant during each full three (3) calendar month period following Trading Date (but no more than 25% of such free-trading Shares during each such 3 month period). In the event Consultant shall fail to provide reasonable Consulting Services as contemplated herein for a period of more than sixty (60) consecutive days or resigns from his position as Executive Marketing Director for Company, such event shall be considered a Termination Event hereunder. In the event of a Termination Event prior to the expiration of the full Term hereunder, Consultant shall forfeit a prorata portion of his Shares, and such Shares shall automatically be returned to Company by this instrument. The Shares to be retained by Consultant in the event of a Termination Event shall be determined by multiplying the figure 3,000,000 by a fraction, the numerator of which is the number of days that the Consulting Services were actually rendered by Consultant before the Termination Event and the denominator of which is the number of days comprising the full Term.

3.  Consultant shall have the status of an independent contractor hereunder. Consultant understands and agrees that Consultant is not an employee of the Company or any parent, subsidiary or affiliates of the Company and Consultant covenants and agrees that Consultant will make no claim, contention or argument that Consultant is or ever was an employee of the Company or any of its parents, subsidiaries or affiliates. Company shall have the right to publicize Consultant's involvement with Company as its Executive Marketing Director, or such other comparable title as mutually agreed upon by the parties.

4.  The Consultant shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

5.  The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Consultant may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement unless such loss, claim, damage or liability arose out of Consultant's negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburseConsultant each for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Consultant agrees to repay the Company or its subsidiaries if it is ultimately determined that Consultant is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Consultant, it shall notify the Company within three (3) days after the Consultant receives notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that Consultant consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Consultant, then the Company shall have the right to appoint alternative counsel for Consultant reasonably acceptable to Consultant, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Consultant shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. Consultant shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.  This Agreement shall be binding upon the Company and the Consultant and his successors and assigns. Consultant may not assign this Agreement without the prior written consent of Company.

7.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

8.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

9.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement. Facsimile signatures shall be deemed sufficient for making this Agreement binding.

10.  The Parties agree that should any dispute arisein the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of Nevada, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of Nevada having jurisdiction.

11. This Agreement contains the entire agreement between the parties with respect to the Consulting Services to be provided to the Company by the Consultant pursuant to this Agreement and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

                         MEGA MEDIA GROUP, INC.                                                                            RONN TOROSSIAN

              /s/ Alex Shvarts                                    /S/Ronn Torossian